As filed with the Securities and Exchange Commission on June 9, 2011

Registration No. 333-146982

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AbitibiBowater Inc.

(Exact name of Registrant as specified in its charter)

Delaware	98-0526415
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1155 Metcalfe Street, Suite 800

Montreal, Quebec

Canada H3B 5H2

(514) 875-2160

(Address, including zip code, of principal executive offices)

Abitibi-Consolidated Inc. Amended and Restated Stock Option Plan

Abitibi-Consolidated Inc. Directors’ Stock Option Plan

Abitibi-Consolidated Inc. Restricted Share Unit Plan

Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan

Abitibi-Consolidated Inc. Deferred Share Unit Plan (Stock Plan for Non-Employee Directors)

Abitibi-Consolidated Inc. Employee Share Ownership Plan

Bowater Incorporated 2006 Stock Option and Restricted Stock Plan

Bowater Incorporated 2002 Stock Option Plan

Bowater Incorporated 2000 Stock Option Plan

Bowater Incorporated 1997 Stock Option Plan

Bowater Incorporated 1992 Stock Incentive Plan

Deferred Compensation Plan for Outside Directors of Bowater Incorporated

(Full title of the plan)

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(866) 809-1134

(Name of agent, including area code, for service)

COPIES TO:

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada H3B 5H2 (514) 875-2160 Attention: Jacques P. Vachon	Seyfarth Shaw LLP 131 South Dearborn Suite 2400 Chicago, Illinois 60603 (312) 460-5000 Attention: Ameena Majid

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SHARES

On October 29, 2007, AbitibiBowater Inc. (the “Company”) filed a registration statement (File No. 333-146982) on Form S-8 (the “Registration Statement”). The Registration Statement registered a total of 4,326,237 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), to be issued in respect of grants made or upon exercise of options granted under the Abitibi–Consolidated Inc. Amended and Restated Stock Option Plan, the Abitibi–Consolidated Inc. Directors’ Stock Option Plan, the Abitibi–Consolidated Inc. Restricted Share Unit Plan, the Abitibi–Consolidated Inc. Deferred Share Unit Plan (Stock Plan for Non-Employee Directors), the Abitibi–Consolidated Inc. Executive Deferred Share Unit Plan, the Abitibi-Consolidated Inc. Employee Share Ownership Plan, the Bowater Incorporated 2006 Stock Option and Restricted Stock Plan, the Bowater Incorporated 2002 Stock Option Plan, the Bowater Incorporated 2000 Stock Option Plan, the Bowater Incorporated 1997 Stock Option Plan, the Bowater Incorporated 1992 Stock Incentive Plan and the Deferred Compensation Plan for Outside Directors of Bowater Incorporated (together, the “Plans”). This offering has been terminated because the Plans were terminated in connection with the Company’s emergence from U.S. Chapter 11 bankruptcy proceedings. Consequently, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock that remains unsold at the termination of the offering, the Company hereby removes from registration the Common Stock of the Company that are registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada, on June 8, 2011.

ABITIBIBOWATER INC.

By:	/s/ RICHARD GARNEAU
Name:	Richard Garneau
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ RICHARD GARNEAU Richard Garneau	President, Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2011

/s/ WILLIAM G. HARVEY William G. Harvey	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 8, 2011

/s/ JOSEPH B. JOHNSON Joseph B. Johnson	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	June 8, 2011

/s/ RICHARD B. EVANS Richard B. Evans	Chairman of the Board	June 8, 2011

/s/ PIERRE DUPUIS Pierre Dupuis	Director	June 8, 2011

/s/ RICHARD D. FALCONER Richard D. Falconer	Director	June 8, 2011

/s/ JEFF HEARN Jeff Hearn	Director	June 8, 2011

/s/ SARAH NASH Sarah Nash	Director	June 8, 2011

/s/ ALAIN RHÉAUME Alain Rhéaume	Director	June 8, 2011

/s/ PAUL C. RIVETT Paul C. Rivett	Director	June 8, 2011

/s/ MICHAEL ROUSSEAU Michael Rousseau	Director	June 8, 2011

/s/ DAVID H. WILKINS David H. Wilkins	Director	June 8, 2011

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